Exhibit 10.1

SAGENT PHARMACEUTICALS, INC.

AND

HONG KONG KING-FRIEND INDUSTRIAL COMPANY LIMITED

SHARE PURCHASE AGREEMENT

DATED FEBRUARY 3, 2016

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into on February 3, 2016 (the “Signing Date”) between:

1.	SAGENT PHARMACEUTICALS, INC. (the “Selling Shareholder”), a company duly incorporated and validly existing under the laws of Delaware, having its business address at 1901 North Roselle Road, Suite 700, Schaumburg, IL60195; and

2.	HONG KONG KING-FRIEND INDUSTRIAL COMPANY LIMITED (the “Buyer”), a company duly incorporated and validly existing under the laws of Hong Kong, having its business address at Room 501,5/F.,113 Argyle Street, Mongkok, Kowloon, Hong Kong.

(The Selling Shareholder and the Buyer are each a “Party” and collectively the “Parties”).

WHEREAS:

A.	The Selling Shareholder owns ONE HUNDRED PERCENT (100%) of the equity interest of SAGENT (CHINA) PHARMACEUTICALS CO., LTD. (“SCP”), a wholly foreign owned enterprise under the laws of the PRC, with its registered address at Suite 302, Building 2, 8 Kexin Road, West Zone, Chengdu High Technology Industrial Development Zone, Sichuan, China. SCP has total registered capital of SEVENTY MILLION US DOLLARS (US$70,000,000).

B.	Subject to the terms and conditions of this Agreement, the Selling Shareholder agrees to sell, and the Buyer agrees to purchase, all of the Selling Shareholder’s equity interest in SCP, for the value of FIVE HUNDRED THOUSAND US DOLLARS (USD500,000).

C.	The Transaction will be closed in accordance with the terms and conditions of this Agreement.

NOW it is hereby agreed as follows:

Article 1 Definitions

1.1	In this Agreement the following terms have the meanings given to them in this Article 1.1, except where the context requires otherwise:

Agreement	means the full text herein, including all the exhibits, schedules and all other documents which the Parties agree to be attached herewith;

AIC

means Chengdu Hi-Tech Zone Administration for Industry and Commerce, the governing registration authority of SCP, or any other governmental authority which is similarly competent to register the changes related to the Transaction under the laws of the PRC;

Approval Authority

means The Chengdu Hi-Tech Industrial Development Zone Bureau of Investment Services/Chengdu Hi-Tech Industrial Development Zone Foreign Trade & Economic Relations Commission, or any other governmental authority which is similarly competent to examine and approve the Transaction under the laws of the PRC;

Approval	means the approval granted by the Approval Authority in respect of this Agreement and the Transaction;

Completion	means the consummation of the Transaction as provided in Article 3.1 of this Agreement;

Completion Date	means the date of Completion as provided in Article 3.1 of this Agreement;

Credit Documents	means the Credit Facility Framework Agreement entered into between the Selling Shareholder and SCP, and the Foreign Debt Shareholder Loan Contracts issued pursuant to it;

Day	means calendar day;

Disputes	means any disputes arising between the Parties in connection with this Agreement, including but not limited to the existence, construction, interpretation, validity, or performance of this Agreement;

Encumbrances

means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same);

Party	means the Selling Shareholder or the Buyer;

Parties	means collectively the Selling Shareholder and the Buyer;

PRC	means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan;

Purchase Price	means the purchase price for the transfer of the Target Equities as provided in Article 3.2 of this Agreement;

Shareholder Loan

means the loan advanced by the Selling Shareholder to SCP in the original principal amount of TWENTY-ONE MILLION FIVE HUNDRED THOUSAND (USD21,500,000) and the interest thereon, pursuant to the Credit Documents.

Signing Date	means the date on which the Parties sign this Agreement as stated in the Preamble of this Agreement.

Target Equities

means the entire 100% shareholding in SCP, representing fully paid-in registered capital of SEVENTY MILLION US DOLLARS (US$70,000,000), together with all rights and interests associated therewith lawfully held by the Selling Shareholder;

Transaction	means, as contemplated by this Agreement, the Target Equities transfer.

USD or US$	means US currency.

Working Day	means a normal business day of the week in China and the US, excluding weekends and any public holiday.

1.2	In this Agreement, unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender. Headings are inserted for reference only and shall be ignored in construing this Agreement.

In this Agreement, unless otherwise expressly provided or required by the context, references to any contract, agreement or document shall mean the contract, the agreement or the document as modified, supplemented or superseded from time to time and in effect at the time this Agreement is being applied or construed; and references to articles, clauses and exhibits shall refer to the articles and clauses in or exhibits to this Agreement.

Article 2 Sale and Purchase of the Target Equities

2.1	Subject to the terms and conditions hereof, the Selling Shareholder hereby agrees to sell and deliver the Target Equities, free and clear of any Encumbrances, to the Buyer, and the Buyer hereby agrees to buy the Target Equities from the Selling Shareholder at the Purchase Price as further set out below.

2.2	Upon Completion of the Transaction, except to the extent expressly provided in this

Agreement or in another agreement between the Parties, the Selling Shareholder shall have no further obligation to SCP or any lender, supplier, customer, contractor, employee, consultant or other third party arising from the operations of SCP, and the Buyer shall indemnify and hold harmless the Selling Shareholder for any and all claims made by any such third parties.

Article 3 Purchase Price and Payments

3.1	Subject to the terms and conditions of this Agreement, the consummation of the Transaction contemplated hereby (the “Completion”) will take place at such time and place as will be agreed by the Parties after all the conditions set forth in Article 4.1 have been satisfied or waived (the “Completion Date”).

3.2	The purchase price for the Target Equities (“Purchase Price”), subject to the terms and conditions of this Agreement, shall be FIVE HUNDRED THOUSAND US DOLLARS (USD500,000).

3.3	The Buyer shall pay the Purchase Price to the Selling Shareholder on the Completion Date by wire or other electronic transfer of immediately available funds in U.S. Dollars to an account designated by the Selling Shareholder.

3.4	Each Party shall be responsible for the payment of any taxes or other governmental charges or levies imposed on such Party in accordance with the applicable laws in connection with the Transaction.

3.5	Each Party and SCP shall be responsible for the payment of all relevant expenses and fees (including, but not limited to, the financial costs, bank charges, travel expenses and professional fees, etc.) incurred by such Party or SCP, as applicable, in connection with the Transaction.

Article 4 Conditions Precedent and Completion of the Transaction

4.1	The Completion of the Transaction shall be subject to the following conditions precedent being satisfied (or waived) by the Selling Shareholder and/or the Buyer (as applicable):

4.1.1	All necessary or required consents and approvals from the relevant corporate bodies of the Selling Shareholder authorizing the completion of the Transaction contemplated by this Agreement have been obtained by the Selling Shareholder;

4.1.2	All necessary or required consents and approvals from the relevant corporate bodies of the Buyer authorizing the completion of the Transaction contemplated by this Agreement have been obtained by the Buyer;

4.1.3	Each of the Parties shall have performed all of the undertakings described in Article 5 to the extent such undertakings are to be performed prior to the Completion of the Transaction;

4.1.4	The Board of Directors of SCP has passed relevant resolutions approving the sale of the Target Equities in accordance with the terms and conditions of this Agreement; and

4.1.5	The Approval Authority has approved the Transaction.

4.2	Both Parties agree and undertake to make all efforts to effectuate the Completion of the Transaction as promptly as practicable after the Signing Date (but in no event later than April 30, 2016, unless extended by the Selling Shareholder).

Article 5 Undertakings

5.1	After the Signing Date and, to the extent applicable, upon the Completion of the Transaction, the Selling Shareholder hereby undertakes:

5.1.1	To provide necessary documents and assist SCP to apply for the necessary approvals in the PRC required for the Transaction;

5.1.2	To provide necessary documents and assist SCP to register the changed shareholding and other changes related to the Transaction with the AIC;

5.1.3	To withdraw its appointed directors from SCP’s Board of Directors;

5.1.4	To set up an escrow account of EIGHT HUNDRED FIFTY THOUSAND US DOLLARS (USD850,000) under the name of SCP, which shall be used by SCP to pay valid employee claims for vacation pay, penalties and other contingent obligations which accrued prior to the Completion Date (with the balance of the funds in said escrow account reverting to the Selling Shareholder on January 1, 2017, unless there are any valid pending claim(s), in which case the balance will revert to the Selling Shareholder without further action once valid claims are paid);

5.1.5	To ensure that SCP is funded during the period between the Signing Date and the Completion Date, with all costs of operation being shared FIFTY PERCENT (50%) by the Selling Shareholder and FIFTY PERCENT (50%) by the Buyer, including the Selling Shareholder funding its share of such costs through cash on hand at SCP;

5.1.6	To waive all outstanding amounts owed by SCP to the Selling Shareholder as of December 31, 2015, including without limitation the Shareholder Loan; Immediately prior to Completion of the Transaction, and subject to the terms and conditions hereof, the Parties hereby agree that the Selling Shareholder shall convert the Shareholder Loan, including accrued interest, to SCP’s equity or capital; and

5.1.7	To waive all amounts owed by SCP to the Selling Shareholder which accrue between January 1, 2016 and the Completion Date.

5.2	After the Signing Date and, to the extent applicable, upon and following the Completion of the Transaction, the Buyer hereby undertakes:

5.2.1	To provide necessary documents and assist SCP to apply for the necessary approvals in the PRC required for the Transaction;

5.2.2	To provide necessary documents and assist SCP to register the changed shareholding and other changes related to the Transaction with the AIC;

5.2.3	To ensure SCP pays all obligations owing to its employees to be retained by SCP after Completion, including the Buyer funding such payments;

5.2.4	To ensure that SCP is funded during the period between the Signing Date and the Completion Date, with all costs of operation being shared FIFTY PERCENT (50%) by the Selling Shareholder and FIFTY PERCENT (50%) by the Buyer, including the Buyer funding its share of such costs;

5.2.5	Immediately following the Signing Date, to mandate and ensure SCP immediately applies to commence the process of changing its corporate name, and on the Completion Date cease use of Selling Shareholder’s trade name, trademark, or any other mark, label or advertising materials which may confuse any third party by projecting an untrue impression of the continuous association with the Selling Shareholder, i.e. SCP’s corporate name, trade name, trademark, domain name or any advertising shall no longer include or use “Sagent” or “SCP.” The Buyer shall make all reasonable efforts to ensure SCP to complete the changes of its name, trademark, domain name, and advertising materials within three (3) months after the Completion of the Transaction;

5.2.6	To execute an agreement or otherwise confirm in writing with SCP and the Selling Shareholder with respect to the sale and purchase of certain products utilizing Atracurium ingredient. The key terms of such agreement shall be as follows:

Finished goods Atracurium inventory manufactured by the Buyer or SCP after January 1, 2016 utilizing the 32.8 KG of Atracurium active pharmaceutical ingredient originally supplied by the Selling Shareholder and on hand at SCP as of December 31, 2015 shall be sold to the Selling Shareholder using the following formula:

The selling price = (a - b) x c

Where,

a = Manufacturing standard costs, as established between SCP and the Selling Shareholder in 2015

b = Cost of active pharmaceutical ingredient

c = 1.10

After the 32.8KG of active pharmaceutical ingredient has been consumed in the manufacturing process, any further manufacturing of Atracurium shall be governed by the Product Exhibit for Atracurium Besylate Injection (SDV), Atracurium Besylate Injection, USP (MDV) and Carboplatin Injection (MDV) attached to the Development, License and Supply Agreement between the Parties hereto and dated December 3, 2013, as amended;

5.2.7	To ensure that SCP, upon Completion, reduces the total amount owed by the Selling Shareholder to SCP under SCP’s accounts receivables to TWO MILLION US DOLLARS (USD2,000,000) as of December 31, 2015; This account receivable amount will be paid by the Selling Shareholder to SCP within ten (10) Working Days from the date of signing of this Agreement; and

5.2.8	To ensure that SCP, upon Completion, waives all amounts owed by the Selling Shareholder to SCP which accrue between January 1, 2016 and the Completion Date, except for those amounts owed pursuant to Article 5.2.6.

5.2.9	Prior to and after the Completion Date, the Buyer and SCP shall continue to provide to the Selling Shareholder and its agents access to the books and records of SCP for any tax and accounting purposes relating to all time periods where the Selling Shareholder held an equity interest in SCP.

Article 6 Representations and Warranties

6.1	Selling Shareholder’s Representations and Warranties to the Buyer:

6.1.1	The Selling Shareholder is the only legal and beneficial owner of the Target Equities and the Target Equities constitute 100% of the registered capital of SCP. The registered capital of SCP has been fully paid up.

6.1.2	The Selling Shareholder has good and valid title to the Target Equities, free and clear of any and all Encumbrances. The Selling Shareholder is not a party to any option, warrant, purchase or offer or refusal right, contract, arrangement or understanding (other than this Agreement) that could require the Selling Shareholder to sell, transfer or otherwise dispose of the Target Equities.

6.1.3	Subject to the approval from relevant corporate bodies, the Selling Shareholder has the requisite power and authority to enter into and perform its obligations under this Agreement.

6.1.4	This Agreement and any other documents executed by the Selling Shareholder in connection with the Transaction, when entered into and delivered, shall constitute binding obligations of the Selling Shareholder and shall be enforceable against the Selling Shareholder in accordance with their respective terms.

6.1.5	There are no claims, actions, suits, litigation or other proceedings pending or, to the knowledge of the Selling Shareholder, threatened, which, if adversely determined, would reasonably be expected to prevent, materially impair or delay the Transaction or the performance of the Selling Shareholder’s obligations under this Agreement.

6.2	Buyer’s Representations and Warranties to the Selling Shareholder:

6.2.1	Subject to the approval from relevant corporate bodies, the Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement.

6.2.2	This Agreement and any other documents executed by the Buyer, when entered into and delivered, shall constitute binding obligations of the Buyer and will be enforceable against the Buyer in accordance with their respective terms, including the obligations detailed in Article 5 above.

6.2.3	There are no claims, actions, suits, litigation or other proceedings pending or, to the knowledge of the Buyer, threatened, which, if adversely determined, would reasonably be expected to prevent, materially impair or delay the Transaction or the performance of the Buyer’s obligations under this Agreement

6.3	Both Parties give the above representations and warranties to each other as at the Signing Date and until the Completion of the Transaction.

Article 7 Breach of Agreement

If any Party is in breach of any provision of this Agreement, including the representations, warranties or undertakings hereunder, the breaching Party shall indemnify the other Party for any losses actually suffered by the other Party as a result of such breach, and act timely to rectify such breach.

Article 8 Confidentiality

The terms of this Agreement and all the undisclosed information of the Selling Shareholder and SCP are confidential and all disclosures made by the Parties to each other must be regarded as confidential. Confidential information received by either Party, including all information related to SCP except for any information that has been previously disclosed publicly, must be kept strictly confidential to a standard not less than that which the receiving Party applies to its own confidential information and no less than reasonably expected. Notwithstanding the foregoing, this Agreement may be required to be filed by the Selling Shareholder with the U.S. Securities & Exchange Commission, and if filed, the Selling Shareholder shall seek confidential treatment of the commercial terms. No announcement or other disclosure may be made concerning the contents of this Agreement or any ancillary matter except:

a)	as required by law or any regulatory authority, including the U.S. Securities & Exchange Commission; or

b)	with the prior written consent of the other Party; or

c)	to a Party’s professional advisors under the privilege protection.

Article 9 No Assignment

Neither this Agreement nor any of the rights and/or interests under this Agreement is assignable by either of the Parties without the prior written consent of the non-assigning Party.

Article 10 Notice

10.1	Any notice or other correspondence under this Agreement between the Selling Shareholder and the Buyer (“Notice”) shall be made in written English (delivered personally, by post, courier, or e-mail) and delivered to the notified party in accordance with the following address or email address and shall constitute a valid notice only if the name of the contact person is specified:

Selling Shareholder: SAGENT PHARMACEUTICALS, INC.

Attn:	Michael Logerfo, President

Copy to:	(1) Jeffrey Greve, Vice President, Controller;

(2) Legal Department

Address:	1901 North Roselle Road, Suite 700, Schaumburg, IL 60195

Postal code:	IL 60195

Tel:	847-908-1608

Email:	mlogerfo@sagentpharma.com

jgreve@sagentpharma.com

legal@sagentpharma.com

Buyer:         HONG KONG KING-FRIEND INDUSTRIAL COMPANY LIMITED

Attn:	Eric Tang, CEO

Address:	16 Xue Fu Rd, Nanjing High Tech Zone, Nanjing, China 210067

Tel:	+86.25.86990126

Email:	tang.yongqun@nkf-pharma.com.cn

If any of the above details are changed, the Party shall notify the other Party of the change in writing within seven (7) days in accordance with the foregoing notice requirements, otherwise, the notice sent to its original address or numbers shall be deemed as valid.

10.2	The date and time of service of notices delivered as above shall be determined as follows:

10.2.1	Any notice delivered personally shall be deemed as served when being signed by the recipient and not served without signature of the recipient;

10.2.2	Any posted or couriered notice shall be delivered by way of registered mail, express mail or courier, and shall be deemed as served 48 hours after the receipt signature obtained from the recipient or the representative of the recipient (postponed accordingly in case of any public holidays);

10.2.3	Any notice sent by fax or e-mail shall be deemed as served upon a delivery confirmation obtained. When the notice is sent on a public holiday, it shall be deemed as served on the first following Working Day.

Article 11 Governing Law and Dispute Resolution

11.1	This Agreement shall be interpreted under and construed in all respects in accordance with the PRC laws. If any part of this Agreement is held to be invalid or unenforceable, the unenforceable or invalid part shall be construed in accordance with applicable law to the greatest extent possible to reflect the original intent of the Parties, and the remainder of the provisions of this Agreement shall remain in full force and effect.

11.2	All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”).

The place of arbitration shall be in Singapore.

The arbitral tribunal shall be composed of three (3) arbitrators. The Selling Shareholder and the Buyer shall each be entitled to appoint one (1) arbitrator and the ICC shall appoint the third arbitrator as chairman who shall not be a national of the United States of America or China. All arbitral proceedings shall be conducted in English.

Any award made by the arbitral tribunal shall be final and binding on the Parties who hereby exclude any right of appeal to any court which might otherwise have jurisdiction in respect of the matter. The Parties shall cause SCP to comply with the arbitral award in case the enforcement of such arbitral award requires actions from SCP.

The costs of arbitration, including fees for legal counsel, shall be borne by the losing Party, unless otherwise determined by the arbitral award.

Article 12 Miscellaneous

12.1	Amendment. Except as otherwise provided herein, this Agreement shall not be amended, modified, cancelled or terminated except by a written instrument duly executed by each of the Parties.

12.2	Entire Agreement. This Agreement and its Exhibits constitute the entire and definitive agreement between the Parties relating to the Transaction and supersedes all previous agreements, intent, negotiations and discussions between the Parties relating to the subject matter hereof.

12.3	Waiver. The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other rights or remedies.

12.4	Language. This Agreement has been executed and delivered in both English and Chinese. In the event of a conflict between the English and Chinese language versions of this Agreement, the English language version shall prevail to the extent of any inconsistency.

12.5	This Agreement is made in six (6) originals.

SIGNATURE PAGE

IN WITNESS WHEREOF each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

/s/ Eric Tang	/s/ Michael Logerfo
Name: Eric Tang For and on behalf of	Name: Michael Logerfo For and on behalf of

HONG KONG KING-FRIEND INDUSTRIAL COMPANY LIMITED	SAGENT PHARMACEUTICALS, INC.